UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     This Schedule 14A is being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger, dated as of December 18, 2009, by and among Hotel Acquisition Company, LLC (“HAC”), HAC Merger Sub, Inc., a wholly-owned subsidiary of HAC (“Merger Sub”), HAC Merger Partnership, L.P., whose general partner is Merger Sub (“Merger Partnership”), Interstate Operating Company, L.P. and Interstate Hotels & Resorts, Inc. (“Interstate” or the “Company”).
     Settlement of Certain Litigation
     As previously disclosed at page 78 of the definitive proxy statement of the Company, dated February 5, 2010, under the heading “Litigation Relating to the Mergers” the Company, the members of its board of directors, HAC, Merger Sub and Merger Partnership have been named as defendants in the lawsuit docketed as Khanna v. Hewitt, Docket No. CL09-1583 (the “Litigation”).
     On March 5, 2010, the Company entered into a memorandum of understanding with respect to a settlement of the Litigation. Pursuant to the memorandum of understanding, the parties will execute a stipulation of settlement, which will be subject to court approval. There can be no assurance that the settlement will be finalized or that the court will approve the settlement. The settlement terms, which require court approval, provide that the Litigation will be dismissed with prejudice against all defendants. The Company and the other named defendants deny any liability with respect to the facts and claims alleged in the Litigation. Defendants further deny that any supplemental disclosure was required under any applicable statute, rule, regulation or law.
     Without agreeing that any of the claims in the Litigation have any merit, the Company has agreed, pursuant to the settlement terms, to make the following disclosures which supplement the information provided in the Company’s definitive proxy statement, dated February 5, 2010. The settlement will not affect the amount of the merger consideration to be paid to the Company’s stockholders in the merger.
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     The information set forth below supplements the Company’s definitive proxy statement dated February 5, 2010 and should be read in conjunction with such definitive proxy statement. All page references in the information set forth below refer to those contained in the Company’s definitive proxy statement and terms used below shall have the meanings set forth in such definitive proxy statement.
     Opinion of Barclays Capital Inc.
1. The following sentence appearing on page 34 under the heading “Selected Precedent Transaction Analysis”:

     “Barclays Capital reviewed and compared the purchase prices and forward EBITDA multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant.”
     is hereby amended to read as follows:
     “Barclays Capital reviewed and compared the purchase prices and forward EBITDA multiples paid in selected other lodging sector transactions which were announced between January 2006 and December 2009 that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. The transactions outlined in the table below include both publicly traded and unlisted lodging REITs and c-corporations.”
2. The column entitled “Date Announced” is hereby added to the first table on page 34 under the heading “Selected Precedent Transaction Analysis”, which is amended to read as follows:

Date
Announced	Acquirer	Target
07/25/07	Inland American Real Estate Trust, Inc.	Apple Hospitality Five, Inc.
07/03/07	The Blackstone Group	Hilton Hotels Corporation
06/21/07	Whitehall Street Global Real Estate LP 2007	Equity Inns, Inc.
04/30/07	AP AIMCAP Holdings LLC	Eagle Hospitality Properties Trust, Inc.
04/16/07	Apollo Investment Corporation	Innkeepers USA Trust
04/03/07	Inland American Real Estate Trust, Inc.	Winston Hotels, Inc.
02/15/07	ING Clarion Partners, LLC	Apple Hospitality Two, Inc.
01/19/07	Ashford Hospitality Trust, Inc.	CNL Hotels & Resorts, Inc. (hotel portfolio)
01/04/07	Hersha Hospitality Trust	Lodgeworks LP (hotel portfolio)
05/22/06	Westmont Hospitality Group	Boykin Lodging Company
05/22/06	JER Partners	Jameson Inns, Inc.
02/21/06	The Blackstone Group	MeriStar Hospitality Corporation
01/25/06	The Blackstone Group	La Quinta Corporation
3. The following sentence is hereby added on page 34 after the second table under the heading “Selected Precedent Transaction Analysis”:
     “Forward EBITDA multiples for transactions announced between January and June reflect EBITDA estimates for the full calendar year in which the transaction was announced. Forward EBITDA multiples for transactions announced between July and December reflect EBITDA estimates for the full calendar year after the year in which the transaction was announced.”
4. The first paragraph appearing on page 35 under the heading “Transaction Premium Analysis” is hereby amended to read as follows:

     “In order to assess the premium offered to the stockholders of Interstate in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays Capital reviewed both the premiums paid in the REIT sector for transactions involving public companies valued over $200 million over the period January 2006 to December 8, 2009 and the premiums offered to stockholders in all public cash transactions between $200 million and $2 billion from July 1, 2009 to December 8, 2009. The REIT transaction premium analysis includes transactions involving lodging REITs as well as REITs which own other types of real estate. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average share price 30 calendar days prior to announcement. The results of this transaction premium analysis are summarized below:”
5. The following sentence appearing on page 37 under the heading “Discounted Cash Flow Analysis”:
     “The residual value of Interstate at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward EBITDA of 10.0x to 11.0x, which was derived by analyzing the historical long-term average multiple range of selected comparable companies and applying such range to the management projections.”
     is hereby amended to read as follows:
     “The residual value of Interstate at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward EBITDA of 10.0x to 11.0x and applying such range to the management projections. This EBITDA multiple range was derived by analyzing the historical long-term average multiple range of selected lodging companies which Barclays Capital deemed comparable to Interstate and which had long term public trading histories. These companies traded at an average enterprise value / forward EBITDA multiple of 10.7x between 1998 and 2009.”
6. The following sentence appearing on page 37 under the heading “Discounted Cash Flow Analysis”:
     “The range of after-tax discount rates of 12.5% to 13.5% was selected based on an analysis of the weighted average cost of capital of Interstate.”
     is hereby amended to read as follows:
     “The range of after-tax discount rates of 12.5% to 13.5% was selected based on an analysis of the weighted average cost of capital of Interstate. Interstate’s cost of equity capital was estimated utilizing the capital asset pricing model and Interstate’s pre-tax cost of debt was estimated by considering current trading levels and new issue rates for debt in the lodging sector. Interstate’s weighted average cost of capital was then estimated by utilizing estimates of Interstate’s cost of equity and after-tax cost of debt.”
7. The following sentence appearing on page 38 under the heading “Sum of the Parts Valuation Analysis”:

     “For the portfolio of owned hotels, Barclays Capital assumed a multiple range of 13.5x — 14.5x management’s estimated 2010 EBITDA.”
     is hereby amended to read as follows:
     “For the portfolio of owned hotels, Barclays Capital assumed a multiple range of 13.5x— 14.5x management’s estimated 2010 EBITDA. Barclays Capital estimated this multiple range by considering both current public trading multiples for lodging companies with significant hotel ownership and transactions involving owned hotels.”
8. The following sentence appearing on page 38 under the heading “Sum of the Parts Valuation Analysis”:
     “For Interstate’s hotel management business, Barclays Capital assumed a range of 6.0x — 7.0x of management’s estimated 2010 EBITDA.”
     is hereby amended to read as follows:
     “For Interstate’s hotel management business, Barclays Capital assumed a range of 6.0x — 7.0x of management’s estimated 2010 EBITDA. Barclays Capital estimated this multiple range by considering transaction multiples for acquisitions of third party management contracts.”
9. The following sentence appearing on page 38 under the heading “Sum of the Parts Valuation Analysis”:
     “For Interstate’s hotel assets held within unconsolidated joint ventures, Barclays Capital assumed a range of 12.5x — 13.5x management’s estimated 2010 EBITDA.”
     is hereby amended to read as follows:
     “For Interstate’s hotel assets held within unconsolidated joint ventures, Barclays Capital assumed a range of 12.5x — 13.5x management’s estimated 2010 EBITDA. This multiple range was estimated by applying a 1.0x multiple discount to the owned hotel valuation multiple range to reflect Interstate’s lack of control in these investments.”
10. The following sentence appearing on page 38 under the heading “Sum of the Parts Valuation Analysis”:
     “For one recently formed joint venture where Interstate’s management projected no EBITDA in 2010, Barclays Capital assumed a value equal to the book value of Interstate’s original investment in this joint venture.”
     is hereby amended to read as follows:
     “For one joint venture which was formed in 2009 where Interstate’s management projected no EBITDA in 2010, Barclays Capital assumed a value equal to the book value of Interstate’s original investment in the joint venture. This recently formed joint venture did not have any hotel investments or management contracts and its primary asset was cash.”

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Important Additional Information and Where to Find It
In connection with the proposed merger transaction with HAC, Merger Sub and Merger Partnership, Interstate has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement has been mailed to Interstate’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERSTATE AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Christopher L. Bennett, Secretary, at Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203, or by visiting Interstate’s website, where Interstate makes available filings with the SEC as soon as reasonably practicable after they are electronically filed with the SEC.
Interstate and its directors, executive officers and certain other members of Interstate management may be deemed to be participants in the solicitation of proxies from Interstate stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction is included in the definitive proxy statement filed with the SEC. In addition, information about Interstate’s directors, executive officers and members of management is contained in Interstate’s most recent proxy statement and annual report on Form 10-K, which are available on Interstate’s website and at www.sec.gov.